                                     [LOGO]

DEAR SHAREHOLDER:

    You are cordially invited to attend the Quality Food Centers, Inc. Annual Meeting of Shareholders to be held at 9:00 a.m. on Tuesday, April 25, 1995, at the Red Lion Hotel/Bellevue, 300 112th Avenue SE, Bellevue, Washington.

    Information concerning the business to be conducted at the meeting is included in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. At the meeting, we also will report on the operations of QFC and respond to any questions you may have.

    YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, it is important that your shares be represented. Therefore, we urge you to sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. If you attend the meeting, you will, of course, have the right to vote in person.

    I look forward to greeting you personally, and on behalf of the Board of Directors and management, I would like to express our appreciation for your interest in QFC.

                                          Sincerely,

                                          QUALITY FOOD CENTERS, INC.

                                                   [SIGNATURE]
                                          Stuart M. Sloan
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

March 31, 1995

                                     [LOGO]

                              10112 NE 10TH STREET
                           BELLEVUE, WASHINGTON 98004

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TUESDAY, APRIL 25, 1995

                            ------------------------

TO OUR SHAREHOLDERS:

    The Annual Meeting of Shareholders of Quality Food Centers, Inc. ("QFC" or the "Company") will be held at 9:00 a.m. local time on Tuesday, April 25, 1995, at the Red Lion Hotel/Bellevue, 300 112th Avenue SE, Bellevue, Washington, for the following purposes:

    1. To elect one Class I director, two Class II directors, and one Class III director;

    2. To ratify the selection of Deloitte & Touche as the Company's independent auditors for the fiscal year ending December 30, 1995; and

    3.  To transact such other business as may properly come before the meeting.

    Only shareholders of record at the close of business on March 30, 1995 are entitled to notice of, and to vote at, the meeting.

                                          By Order of the Board of Directors

                                                   [SIGNATURE]
                                          Marc W. Evanger
                                          SECRETARY

Bellevue, Washington
March 31, 1995

    EACH SHAREHOLDER IS URGED TO SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                           QUALITY FOOD CENTERS, INC.
                              10112 NE 10TH STREET
                           BELLEVUE, WASHINGTON 98004

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         INFORMATION REGARDING PROXIES

    This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Quality Food Centers, Inc. ("QFC" or the "Company") for use at the Annual Meeting of Shareholders to be held at 9:00 a.m. on Tuesday, April 25, 1995, and at any adjournment thereof. Only shareholders of record on the books of the Company at the close of business on March 30, 1995 (the "Record Date") will be entitled to notice of, and to vote at, the meeting.

    It is anticipated that these proxy solicitation materials and a copy of the Company's 1994 Annual Report to Shareholders will be sent to shareholders on or about April 5, 1995.

    If the accompanying form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions specified therein. In the absence of instructions to the contrary, such shares will be voted for the proposals set forth therein. Any shareholder executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice to Marc W. Evanger, Secretary of the Company, by executing another proxy dated as of a later date or by voting in person at the meeting.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

    The only voting securities of the Company are shares of common stock, $.001 par value (the "Common Stock"), each of which is entitled to one vote. At March 30, 1995, the Record Date, there were issued and outstanding 14,333,512 shares of Common Stock. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the meeting.

    The following table sets forth information, as of the Record Date, with respect to all shareholders known by the Company to be the beneficial owners of more than five percent of its outstanding shares of Common Stock. It also shows beneficial ownership for each director and nominee and for the executive officers. Except as noted below, each person has sole voting and investment power with respect to the shares shown.

                                          AMOUNT AND NATURE   PERCENT OF
                                            OF BENEFICIAL       SHARES
NAME AND ADDRESS (1)                        OWNERSHIP (2)     OUTSTANDING
- ----------------------------------------  -----------------   -----------
Stuart M. Sloan (3)(5)(6)...............      4,703,982          32.8%
Marsha Sloan Glazer (3).................      1,166,122           8.1
Norma Croco.............................         50,337          *
Ronald A. Weinstein (3).................        291,559           2.0
Maurice F. Olson........................        592,941           4.1
Zell/Chilmark Fund L.P. (4)(5)(7).......      3,975,000          27.7
Samuel Zell (4)(5)(7)...................      3,975,000          27.7
Joel S. Friedland (4)(5)(7).............      3,975,000          27.7
Dan Kourkoumelis........................         53,323          *
Fred B. McLaren.........................         11,133          *
John W. Creighton, Jr...................         10,408          *
Marc W. Evanger.........................         28,651          *
All executive officers and directors as
 a group (10 persons)...................      6,742,335          47.0%

- ------------------------
(1) The business address of each shareholder identified as the beneficial owner of more than five percent of the Common Stock other than Mrs. Glazer, Zell/Chilmark Fund L.P. and Messrs. Zell and Friedland is 10112 N.E. 10th Street, Bellevue, Washington 98004. The business address of

     Mrs. Glazer is 1420 5th Avenue, Suite 3000, Seattle, Washington 98101. The business address of Zell/Chilmark Fund L.P. and Messrs. Zell and Friedland is Two North Riverside Plaza, Suite 1500, Chicago, Illinois 60606.

(2) Includes shares that may be acquired within 60 days through the exercise of stock options, as follows: Mr. Sloan, 30,000 shares; Norma Croco, 10,333 shares; Mr. Weinstein, 7,000 shares; Mr. Kourkoumelis, 48,385 shares; Mr.
     Creighton, 8,408 shares; Mr. Evanger, 25,094 shares; and all executive officers and directors as a group, 139,543 shares.

(3)  Certain of these  shares were  subject to  a Voting  Trust Agreement  dated
     March 6, 1987, as supplemented, pursuant to which Mr. Sloan had sole voting power as voting trustee. On March 1, 1995, such voting trust was terminated.

(4) Pursuant to a Recapitalization and Stock Purchase and Sale Agreement dated as of January 14, 1995 (the "Recapitalization Agreement") among the
     Company, Stuart M. Sloan and Zell/ Chilmark Fund L.P. ("Zell Chilmark"), the Company agreed to (i) issue to Zell Chilmark 1,000,000 newly issued shares of Common Stock at $25 per share (the "Zell Chilmark New Issuance"),
     (ii) commence a tender offer to purchase up to 7,000,000 shares of its Common Stock at $25 per share payable in cash (the "Offer") and (iii) enter into a credit facility to finance the Offer. The Offer expired on March 17, 1995. On March 29, 1995, the closing of the Zell Chilmark New Issuance was completed, and the Company entered into the credit facility and purchased
     7,000,000 shares of the 11,179,838 shares of its Common Stock tendered pursuant to the Offer. The calculation of the amount of beneficial ownership and percent of shares outstanding reflects the Zell Chilmark New
     Issuance and such purchase by the Company pursuant to the Offer. By virture of their positions with the entities that indirectly control the general partner of Zell Chilmark, Messrs. Zell and Friedland may be deemed to beneficially own the shares of Common Stock beneficially owned by Zell
     Chilmark. Messrs. Zell and Friedland disclaim beneficial ownership of such shares.

(5)  In connection  with  the Recapitalization  Agreement,  Mr. Sloan  and  Zell
     Chilmark entered into a Stock Purchase and Sale Agreement dated as of January 14, 1995 (the "Stock Sale Agreement") pursuant to which Mr. Sloan agreed to sell to Zell Chilmark on January 15, 1996, and Zell Chilmark agreed to purchase from Mr. Sloan on that date, 2,975,000 shares of Common
     Stock currently owned by Sloan at $25 per share plus an additional amount equal to a 5% annual return on that base price calculated from the expiration date of the Offer through the date of Zell Chilmark's share purchase from Mr. Sloan (the "Sloan Stock Sale"). Under regulations promul-gated by the Securities and Exchange Commission, both Zell Chilmark and Mr.
     Sloan are deemed to be beneficial owners of the 2,975,000 shares as of the Record Date. Mr. Sloan has the sole right to vote these shares. Upon consummation of the Sloan Stock Sale, Mr. Sloan will own 1,728,982 shares, representing 12.1% of the shares currently expected to be then outstanding, and Zell Chilmark will own 3,975,000 shares, representing 27.7% of the shares currently expected to be then outstanding.

(6)  In connection  with  the  Recapitalization Agreement,  Mr.  Sloan  and  the
     Company  entered into a  Standstill Agreement dated as  of January 14, 1995
     (the "Sloan Standstill Agreement") pursuant to which Mr. Sloan agreed that he will not take any of the following actions without the approval of a majority of the Company's disinterested directors, subject to specified limited exceptions: (a) sell or otherwise dispose of any Common Stock prior to two years after the Zell Chilmark New Issuance (except for the Sloan
     Stock Sale and certain family related transactions); (b) form, join or participate in any other way in a partnership, voting trust or other
     "group" (as such  term is  defined under  Section 13(d)  of the  Securities
     Exchange Act of 1934, as amended (the "Exchange Act")), or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Common Stock;
     (c) engage in certain specified takeover actions or take any other actions, alone or in concert with any other person, to seek control of the Company or otherwise seek to circumvent any of the foregoing limitations; or (d) engage in any material transaction with the Company.

(7)  In connection with  the Recapitalization Agreement,  Zell Chilmark and  the
     Company  entered into a  Standstill Agreement dated as  of January 14, 1995
     (the "Zell Chilmark Standstill Agreement")

     pursuant to which Zell Chilmark has agreed that Zell Chilmark and certain of its affiliates will not take any of the following actions without the approval of a majority of the Company's disinterested directors, subject to specified limited exceptions: (a) increase their ownership of Common Stock
     (or securities convertible into or exchangeable for Common Stock or other options or rights to acquire Common Stock) prior to June 30, 2000 beyond
     30%; (b) sell or otherwise dispose of any Common Stock during the two-year period following the Zell Chilmark New Issuance; (c) sell or otherwise dispose of any Common Stock during the two-year period following expiration of the two-year period specified in clause (b) to any person or group that would own (to Zell Chilmark's knowledge) more than 5% of the outstanding
     Common Stock after such transfer; (d) form, join or participate in any other way in a partnership, voting trust or other "group" (as such term is defined under Section 13(d) of the Exchange Act), or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Common Stock;
     (e) engage in certain specified takeover actions or take any other actions, alone or in concert with any other person, to seek control of the Company or otherwise seek to circumvent any of the foregoing limitations; or (f) engage in any material transaction with the Company.

 *   Denotes less than one percent.

                                   PROPOSAL I
                             ELECTION OF DIRECTORS

    The Company's Articles of Incorporation provide that the Board is divided into three classes: Class I, Class II and Class III. Each Class is as nearly equal in number as possible. Unless a director has been appointed to fill a vacancy or to fill a position that was created by increasing the number of directors, each director serves for a term ending at the third annual shareholders' meeting following the annual meeting at which elected. Each director serves until such director's successor is elected and qualified or until such director's earlier death, resignation or removal. One Class I director, two Class II directors and one Class III director are to be elected at the Annual Meeting.

    Information as to the nominees and as to each other director whose term will continue after the 1995 Annual Meeting of Shareholders is provided below. The candidates elected will be those receiving the largest numbers of votes cast by the shares entitled to vote in the election, up to the number of directors to be elected by such shares. Shares held by persons who abstain from voting on the election and broker "non-votes" will not be counted in the election. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the nominees of the Board of Directors named below. Although the Board of Directors anticipates that the nominees will be available to serve as directors of the Company, should any of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

    The terms of the Recapitalization Agreement provide that upon consummation of the Zell Chilmark New Issuance, Samuel Zell and a second representative of Zell Chilmark will join the Company's Board of Directors. The Zell Chilmark Standstill Agreement provides that (i) Zell Chilmark will continue to have two representatives on the Company's Board as long as Zell Chilmark owns at least 10% of the outstanding Common Stock; (ii) the Company will not increase the size of its Board beyond nine members as long as Zell Chilmark is entitled to two Board representatives; and (iii) Zell Chilmark will vote its Common Stock for the election or removal of directors of the Company either (A) in accordance with the recommendations of a majority of the Company's independent directors or
(B) in the same proportion as the other shareholders vote on such matter. The Zell Chilmark Standstill Agreement also imposes some limitations on how Zell Chilmark may vote its Common Stock with respect to any matter that would relate to a possible change in control of the Company.

    In connection with the merger of Olson's Food Stores, Inc. into the Company, the Company agreed to appoint Maurice F. Olson to the Board and to make reasonable efforts to cause him to be elected to a three-year term at the 1995 Annual Meeting of Shareholders.

NOMINEE FOR ELECTION -- CLASS I DIRECTOR (TERM TO EXPIRE IN 1997)

    Samuel Zell, 53, became a director of the Company on March 29, 1995. Mr. Zell is, and since 1981 has been, Chairman of the Board of Equity Financial and Management Company and, since 1986 has been, Chairman of the Board of Equity Group Investments, Inc., two privately owned affiliated investment and management companies; is, and since mid-1990 has been, one of two individuals who act as general partners of the general partner of Zell/Chilmark Fund L.P.; is, and since 1985 has been, Chairman of the Board of Itel Corporation, a company engaged in the distribution of wiring systems products; is, and since 1983 has been, Chairman of the Board, and from 1990 through 1993 was Chief Executive Officer and President, of Great American Management and Investment, Inc., a diversified company with interests in manufacturing, agriculture, chemicals and fertilizers and financial services; from 1987 has served as Chairman of the Board of Capsure Holdings Corp. (formerly called Nucorp Inc.), a company engaged in the business of speciality property and casualty insurance; is, and since 1992 has been, Co-Chairman of Revco D.S., Inc., a company that operates a chain of retail drug stores; is, and since 1993 has been, Chairman of the Board of Equity Residential Properties Trust, a self-administered, self-managed equity real estate investment trust; is, and since 1993 has been, Chairman of the Board of Broadway Stores, Inc., a retail organization in California and the Southwestern United States; and from 1993 to January 1994 was Co-Chairman, and from January 1994 to the present has been, Chairman of the Board of Manufactured Home Communities, Inc., a self-administered and self-managed equity real estate investment trust which owns and operates properties in 16 states. Mr. Zell is a member of the board of directors of American Classic Voyages Co., Jacor Communications, Inc., Falcon Building Products, Inc., Sealy Corporation and Vigoro Corporation. Prior to October 4, 1991, Mr. Zell was President of Madison Management Group, Inc., which filed a petition under Chapter 11 of the Bankruptcy Code on November 8, 1991.

NOMINEES FOR ELECTION -- CLASS II DIRECTORS (TERMS TO EXPIRE IN 1998)

    Maurice F. Olson, 51, became a director of the Company on March 2, 1995. Mr. Olson was formerly Chairman and Chief Executive Officer of Olson's Food Stores, Inc. Mr. Olson is a member of the Board of Directors of Associated Grocers.

    Stuart M. Sloan, 51, became a director of the Company in 1985 and has been Chairman since June 1986. Mr. Sloan served as Chief Executive Officer of the Company from June 1986 to February 1987 and has been Chief Executive Officer since April 1991. Mr. Sloan is the founder and a principal of Sloan Capital Companies, a private investment company. See "Certain Relationships and Related Transactions." Mr. Sloan served as President of Egghead, Inc., a reseller of microcomputer software, from February 1989 until July 1990, as Chief Executive Officer from February 1989 until April 1991 and as Chairman from January 1990 to September 1992. Mr. Sloan serves as a director of Itel Corporation, Cucina! Cucina!, Inc., SeaFirst Corporation and SeaFirst Bank.

NOMINEE FOR ELECTION -- CLASS III DIRECTOR (TERM TO EXPIRE IN 1996)

    Joel S. Friedland, 40, became a director of the Company on March 29, 1995. Mr. Friedland is, and since mid-1990 has been, an affiliate of the general partner of Zell/Chilmark Fund L.P. Since 1984, Mr. Friedland has been associated with, and since 1987 has been a partner of, Chilmark Partners, L.P. Mr. Friedland is also a director of Sealy Corporation.

CONTINUING -- CLASS I DIRECTORS (TERMS TO EXPIRE IN 1997)

    John W. Creighton, Jr., 62, became a director of the Company in December 1989. He has served since 1988 as President and a director, and since August 1991 as Chief Executive Officer, of Weyerhaeuser Company, a forest products company. Mr. Creighton joined Weyerhaeuser Company in 1970 and was appointed Corporate Vice President in 1970 and Executive Vice President in 1985. Mr. Creighton serves as a director of MIP Properties, Inc., Washington Energy Company and Portland General Corporation.

    Fred B. McLaren, 60, became a director of the Company in 1988. Since 1974 he has been the President and, since 1972, a director, of Hughes Markets Inc., a privately-held chain of 51 supermarkets headquartered in Los Angeles, California, and since 1987 has been Chairman and Chief Executive Officer of Santee Dairies, Inc. Mr. McLaren is past President of the Western Association of Food Chains and a former director of Certified Grocers of California. He currently is a director of the Food Marketing Institute and a member of the Food Employers Council Executive Committee.

CONTINUING -- CLASS III DIRECTORS (TERMS TO EXPIRE IN 1996)

    Dan Kourkoumelis, 44, became a director of the Company in April 1991. He joined the Company as a boxboy in 1967 and his experience includes several ranks of store management and executive positions. Mr. Kourkoumelis was appointed Executive Vice President in 1983, Chief Operating Officer in 1987 and President in 1989. Mr. Kourkoumelis is a member of the Board of Directors of the Western Association of Food Chains and Washington State Food Dealers Association and serves as a director of Expeditors International of Washington, Inc. and Shurgard Storage Centers, Inc.

    Ronald A. Weinstein, 54, served as a director of the Company from June 1986 to March 1987 and became a director again in February 1988. He was a principal of Sloan Capital Companies from 1984 to July 1991. From February 1989 until April 1991, Mr. Weinstein served as Executive Vice President of Merchandising at Egghead, Inc. Mr. Weinstein serves as Chairman of B & B Auto Parts, Inc. and is a director of Molbak's, Inc. and Coinstar, Inc.

    Norma Croco, who served as a director of QFC until 1986 and again became a Class II director in April 1991, has decided not to stand for re-election.

BOARD AND COMMITTEE MEETINGS

    The Board of Directors of the Company held eight meetings during the fiscal year ended December 31, 1994. In addition, as allowed by Washington law, the Board of Directors took certain actions without formal meetings two times during the last fiscal year.

    The Company has an Audit Committee consisting of Messrs. Creighton, McLaren and Weinstein and Ms. Croco. Two meetings of the Audit Committee were held during the last fiscal year. The functions of the Audit Committee include: (i) reviewing the plan, scope and results of the independent audit and reporting to the full Board whether financial information is fairly presented and whether generally accepted accounting principles are followed; (ii) monitoring the internal accounting and financial functions of the Company to assure quality of staff and proper internal controls; and (iii) investigating conflicts of interest, ethics and compliance with laws and regulations.

    The Company has a Compensation Committee consisting of Messrs. Creighton, McLaren and Weinstein and Ms. Croco. Three meetings of the Compensation Committee were held during the last fiscal year and, as allowed by Washington law, the Compensation Committee took certain action without formal meetings five times during the last fiscal year. The functions of the Compensation Committee include: (i) setting the compensation of the Company's executive officers; and
(ii) administering certain of the Company's stock option plans.

    The Board of Directors does not have a nominating committee.

DIRECTORS' FEES

    Directors who are not employees of the Company, and excluding Mr. Sloan, are paid an annual retainer fee of $10,000 plus $1,000 for each Board of Directors meeting attended in person and $250 for each teleconference, are reimbursed for their expenses incurred in attending such meetings, and are granted stock options under the Directors' Nonqualified Stock Option Plan (the "Directors' Plan"). Under the Directors' Plan, each non-employee (non-affiliated) director of the Company is granted a non-qualified option to purchase 10,000 shares of Common Stock upon becoming a director.

Each director also is granted a non-qualified option to purchase 1,000 shares of common stock on an annual basis. Options vest in equal annual installments over three years and terminate, with certain exceptions, ten years after the date of grant. The exercise price for the options is the fair market value of the Common Stock on the date of grant. Options may be exercised for a period of one month following termination as a director, except that under certain circumstances options expire at the time of termination. Upon exercise, the exercise price may be paid in cash, by certified or cashier's check or in shares of stock of the Company owned by a director. Options to purchase up to 100,000 shares of Common Stock are authorized under the Directors' Plan. At the end of fiscal year 1994 options to acquire an aggregate of 46,200 shares were held by four directors at an average exercise price of $22.53 per share. Options to purchase 1,000 shares were granted under the Directors' Plan to Messrs. Creighton, McLaren and Weinstein and Ms. Croco during fiscal year 1994 at an option price of $22.50.

                             EXECUTIVE COMPENSATION

    The following table shows the compensation for services rendered during fiscal years 1994, 1993 and 1992 for the Chief Executive Officer and the other executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                              ANNUAL COMPENSATION         AWARDS        ALL OTHER
                                                 FISCAL    --------------------------  -------------  COMPENSATION
NAME AND PRINCIPAL POSITION                       YEAR       SALARY ($)     BONUS ($)   OPTIONS (#)      ($)(2)
- ----------------------------------------------  ---------  ---------------  ---------  -------------  -------------
Stuart M. Sloan...............................       1994     1,151,757(1)          0        50,000             0
  Chairman, Chief                                    1993     1,036,520(1)          0       100,000             0
  Executive Officer                                  1992       920,214(1)          0             0             0

Dan Kourkoumelis..............................       1994       233,528       143,000        30,000        20,862
  President, Chief                                   1993       228,013       120,626        15,000        17,127
  Operating Officer                                  1992       113,485       225,000        15,000        16,935

Marc Evanger..................................       1994       121,093        73,000        20,000        12,929
  Vice President, Chief                              1993       117,866        61,873        10,000        15,640
  Financial Officer                                  1992        74,504       100,000        10,000        11,516

- ------------------------
(1) Mr. Sloan does not receive a salary or bonus from the Company. Since 1986, Sloan Capital Companies, which is controlled by Mr. Sloan, has received from the Company a management fee of 0.2% of the Company's total sales pursuant to a management agreement dated August 17, 1986. The management fee is not subject to adjustment without the agreement of the parties and has not been adjusted or amended during the covered periods. See "Certain Relationships and Related Transactions."

(2) These amounts represent the accrued Company contributions to the Quality Food Centers, Inc. Defined Contribution Profit Sharing Plan. The amounts for 1994 include cash compensation of $10,578 and $2,645 payable to Mr. Kourkoumelis and Mr. Evanger, respectively, representing the shortfall in contributions that would otherwise have been made had a $150,000 salary limit on compensation to be considered for profit sharing contributions not been imposed by the Internal Revenue Code.

    The Company has stock option plans pursuant to which options to purchase Common Stock are granted to officers and key employees of the Company. The following tables show stock option grants and exercises in fiscal year 1994 to or by the executive officers of the Company, and the year-end value of unexercised options.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                           INDIVIDUAL GRANTS
                                        -------------------------------------------------------  POTENTIAL REALIZABLE VALUE
                                         NUMBER OF                                                   AT ASSUMED ANNUAL
                                        SECURITIES       % OF                                       RATES OF STOCK PRICE
                                        UNDERLYING   TOTAL OPTIONS                                    APPRECIATION FOR
                                          OPTIONS     GRANTED TO      EXERCISE                        OPTION TERM (1)
                                          GRANTED    EMPLOYEES IN      PRICE       EXPIRATION    --------------------------
NAME                                      (#)(2)      FISCAL YEAR      ($/SH)         DATE         5% ($)        10% ($)
- --------------------------------------  -----------  -------------  ------------  -------------  -----------  -------------
Stuart M. Sloan.......................      50,000         25.0%        22.50(3)     07/04/2004  $   707,506  $   1,792,960
Dan Kourkoumelis......................      30,000         15.0%        22.50(3)     07/04/2004      424,504      1,075,776
Marc Evanger..........................      20,000         10.0%        22.50(3)     07/04/2004      283,002        717,184

- ------------------------
(1) Potential realizable value is based on the assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price performance.

(2) The Company's stock option plans are administered by the Compensation Committee of the Board of Directors, which determines to whom the options are granted, the number of shares subject to each option, the vesting schedule and the exercise price. Stock options granted to Mr. Sloan were granted pursuant to the 1993 Executive Stock Option Plan. Stock options granted to Messrs. Kourkoumelis and Evanger were granted pursuant to the 1987 Incentive Stock Option Plan, as amended. The options vest in equal annual installments over five years, and expire after 10 years.

(3)  The options were granted on July 5, 1994, at fair market value.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                                          VALUE OF
                                                                                     NUMBER OF           UNEXERCISED
                                                                                    UNEXERCISED         IN-THE-MONEY
                                                                                 OPTIONS AT FISCAL    OPTIONS AT FISCAL
                                                                                    YEAR END (#)       YEAR END ($)(1)
                                                  SHARES                         ------------------  -------------------
                                                ACQUIRED ON    VALUE REALIZED       EXERCISABLE/        EXERCISABLE/
NAME                                           EXERCISE (#)          ($)           UNEXERCISABLE        UNEXERCISABLE
- ---------------------------------------------  -------------  -----------------  ------------------  -------------------
Stuart M. Sloan..............................            0                0          20,000/130,000  $          0/81,250
Dan Kourkoumelis.............................        2,925                0          80,179/ 58,600       950,914/73,500
Marc Evanger.................................            0                0          51,015/ 38,400       648,163/46,250

- ------------------------
(1) Potential unrealized value is (i) the fair market value at fiscal 1994 year end ($24.125 per share) less the option exercise price times (ii) the number of shares.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The compensation of the Company's executive officers is determined by the Compensation Committee, which is comprised solely of outside directors.

    The policy of the Compensation Committee in determining executive compensation is that such compensation should (i) reflect Company performance,
(ii) reward individual performance, (iii) align the interests of the executives with the long-term interests of the shareholders and (iv) assist the Company in attracting and retaining key executives critical to the long-term success of the Company.

    Executive compensation, other than for the Company's Chairman and Chief Executive Officer, consists primarily of (i) base salary, (ii) a bonus and (iii) the grant of stock options. Base salary is determined at or about the beginning of a fiscal year while bonuses and stock option grants are determined at the end of the fiscal year, thereby allowing the Compensation Committee to take into account Company and individual performance in determining a significant portion of an executive's compensation.

    The  base  salary  for  such  executive  officers  is  fixed  at  levels the
Compensation Committee believes are at the low range of the salaries paid to executive officers having similar positions at public companies in the retail food chain industry based upon reports, salary surveys and input from compensation consultants. These other public retail food chain companies considered relevant for salary comparison purposes include some that are in the S&P Retail Stores -- Food Chains Index which is plotted in the performance graph following this report and some that are not. A relatively low base salary permits the Compensation Committee to rely significantly on bonuses to reflect Company and executive performance. Prior to 1993, the majority of each executive officer's cash compensation was paid in the form of a bonus. The Compensation Committee did not feel this relationship was in the best long-term interests of the Company's shareholders or executives. Accordingly, this ratio was changed in 1993 so that a larger portion of cash compensation is salary while cash bonuses remain a significant portion of cash compensation. The Compensation Committee believes that total cash compensation paid to such executive officers in 1994 was in the medium range of the compensation paid by the relevant other public retail food chain companies.

    Bonuses are discretionary and are determined subjectively, with the Compensation Committee taking into account Company and individual performance. Both financial and non-financial factors are considered but no predetermined goals are set that need to be met before bonuses are paid.

    The Compensation Committee grants stock options to its executive officers pursuant to the Company's 1993 Executive Stock Option Plan and 1987 Incentive Stock Option Plan. Such awards are designed to align a significant portion of executive compensation with shareholder interests as well as provide long-term incentives to the executive. The Compensation Committee considers the amount of options granted to the executive officer in prior years as well as his position.

    The Compensation Committee believes Mr. Sloan should receive stock options to provide additional incentive to improve long-term performance of the Company's stock from current levels. A grant of 50,000 shares was made to Mr. Sloan in July 1994, at the same time grants were made to the other officers and employees of the Company.

    The policy of the Compensation Committee regarding executive compensation also generally applies to the compensation of the Company's employees. In fiscal year 1994 the Company awarded bonuses in the aggregate amount of $3,121,539 to 378 employees other than the executive officers and granted options to purchase 100,200 shares of Common Stock to 463 of such employees.

    For fiscal year 1994, Mr. Sloan, through Sloan Capital Companies, was paid a management fee of 0.2% of the Company's total sales pursuant to a management agreement that was entered into in 1986. This fee was negotiated between Mr. Sloan and the Company in connection with Mr. Sloan's acquisition of the Company in 1986. The management agreement expires in 1996.

                                          COMPENSATION COMMITTEE

                                          Fred B. McLaren, Chairman
                                          John W. Creighton, Jr.
                                          Norma Croco
                                          Ronald A. Weinstein

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is comprised of Messrs. Creighton, McLaren and Weinstein and Ms. Croco. Ms. Croco served as an officer of the Company until 1986.

                               PERFORMANCE GRAPH

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG QUALITY FOOD CENTERS, INC.
            S&P 500 INDEX AND S&P RETAIL STORES -- FOOD CHAINS INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                              QUALITY FOOD CENTERS,
            S&P 500 INDEX             INC.             RETAIL (FOOD CHAINS)
Dec-89              100.00                     100.00                100.00
Dec-90               96.90                     130.58                105.67
Dec-91              126.42                     213.22                111.49
Dec-92              136.05                     242.98                145.78
Dec-93              149.76                     164.46                141.42
Dec-94              151.74                     161.77                151.36

The above comparison assumes $100 invested in the Company's Common Stock, the S&P 500 Index and the S&P Retail Stores -- Food Chains Index on December 31, 1989.

                                  PROPOSAL II

                       SELECTION OF INDEPENDENT AUDITORS

    The Company has selected Deloitte & Touche to continue as its independent auditors for the fiscal year ending December 30, 1995. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting of Shareholders and to have the opportunity to make a statement if they so desire and to respond to appropriate questions.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS OF THE COMPANY.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Pursuant to a management agreement dated August 17, 1986 with Sloan Capital Companies (the "Management Agreement"), the Company pays Sloan Capital Companies a management fee in an amount not greater than 0.2% of QFC's total sales in exchange for general advisory and policy-making services. Pursuant to the Management Agreement, $1,151,757 was paid for fiscal year 1994. The Management Agreement expires June 18, 1996. Stuart M. Sloan, the Company's Chairman and Chief Executive Officer, controls Sloan Capital Companies.

    In August 1993, two partnerships which include Mr. Sloan acquired the 24-acre University Village Shopping Center, where one of the Company's stores is located and which is adjacent to an 8.8 acre parcel of land the Company acquired in 1991. In connection with the transaction the Company negotiated with the partnerships for certain property rights and lease modifications, which among other rights provide the Company with the right to be the exclusive grocery store in the center, the right to relocate its store and a lease term extension of 15 years. The Company paid $4,960,000 for these rights, which is included in Leasehold Interest and is being amortized over the life of the lease. Rentals and common area and real estate tax reimbursements paid to the partnerships were at the same rates paid to the previous owner of the center and totaled approximately $715,000 for the fiscal year ended December 31, 1994.

    The Company entered into certain agreements with Mr. Sloan and Zell Chilmark in connection with the recapitalization of the Company, as described in footnotes (4) through (7) to the beneficial ownership table under "Voting Securities and Principal Holders."

    In connection with the merger of Olson's Food Stores, Inc. into the Company, Maurice F. Olson, a director of the Company, received 592,941 shares of the Commpany's Common Stock and $18,000,000 in cash and members of his immediate family received an aggregate of 160,000 shares of such stock on March 1, 1995. Pursuant to the merger, Mr. Olson entered into a noncompetition agreement with the Company.

    Commencing March 2, 1995 the Company leases one of the former Olson's stores included in the merger from Mr. Olson. Annual minimum lease payments to be paid to Mr. Olson under the lease will be $128,400.

    The Company expects to purchase wholesale bakery goods from Signature Bakery, L.L.C., which is owned by members of Mr. Olson's immediate family, during fiscal year 1995.

                                 OTHER BUSINESS

    Management knows of no other business that will be presented for action at the meeting. If other business requiring a vote of the shareholders should come before the meeting, the persons designated as your proxies will vote or refrain from voting in accordance with their best judgment.

                         SHAREHOLDER PROPOSALS FOR THE
                      1996 ANNUAL MEETING OF SHAREHOLDERS

    Shareholder proposals to be presented at the 1996 Annual Meeting of Shareholders must be received at the Company's executive offices by December 1, 1995, in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

    The Company's charter provides that advance notice of nominations for the election of directors or the proposal of business at an annual meeting must be submitted in writing and delivered to or mailed and received by the Secretary of the Company not less than 30 days nor more than 60 days prior to the meeting; provided, however, that if less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholders to be timely must be so received not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. The notice must contain, among other things: (i) a brief description of the business desired to be brought before the annual meeting; (ii) the name and address of the shareholder who intends to make the nomination or proposal; (iii) the class and number of shares of stock of the Company which are beneficially owned by such shareholder; (iv) a disclosure of any material interest of such shareholder in such business; and (v) such other information regarding each nominee or proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission. The chairman of the meeting may in his discretion determine and declare to the meeting that a proposal was not made in accordance with the foregoing procedures, and if he should so determine, he shall so declare to the meeting and the proposal shall be disregarded.

                            SOLICITATION OF PROXIES

    This solicitation is made on behalf of the Board of Directors of the Company. Proxies may be solicited by officers, directors and employees of the Company, none of whom will receive any additional compensation for their services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile or messenger.

    The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

                                          By Order of the Board of Directors

                                                   [SIGNATURE]
                                          Marc W. Evanger
                                          SECRETARY

Bellevue, Washington
March 31, 1995

                           QUALITY FOOD CENTERS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Stuart M. Sloan and Marc Evanger, and each of them, as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned the number of shares of common stock of Quality Food Centers, Inc. that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on April 25, 1995, or at any adjournment thereof. The undersigned directs that this Proxy be voted as follows:

1.         Election of Directors:        FOR all Nominees                          WITHHOLD AUTHORITY
                                         (EXCEPT AS INDICATED TO THE CONTRARY      (TO VOTE FOR ALL NOMINEES LISTED
                                         BELOW) / /                                BELOW) / /

      Joel S. Friedland, Maurice F. Olson, Stuart M. Sloan and Samuel Zell

  INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT
                  THAT NOMINEE'S NAME IN THE FOLLOWING SPACE:

- --------------------------------------------------------------------------------

2. Ratification of the selection of Deloitte & Touche as the independent auditors of the Company.

             / / FOR             / / AGAINST             / / ABSTAIN

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2.

    Please sign  exactly  as your  name  appears  below. When  shares  are  held
jointly,   each  person  should  sign.   When  signing  as  attorney,  executor,
administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.
                                                   Dated: _______________ , 1995
                                                   _____________________________
                                                             Signature
                                                   _____________________________
                                                     Signature if held jointly

    YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THIS PROXY CARD PROMPTLY.